UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange of which registered
Common Stock, no par value	UTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

Unitil Corporation (“Unitil”) is responding to the novel strain of coronavirus (COVID 19) global pandemic (the “coronavirus pandemic”) by taking steps to mitigate the potential risks posed by its spread. Unitil provides critical electric and natural gas service to customers, which means it is paramount that Unitil’s employees are kept safe and that the unnecessary risk of exposure to the virus is minimized. Unitil’s electric and gas service utility distribution operating systems have continued to provide service to customers without disruption due to the coronavirus pandemic through the date of this Current Report on Form 8-K.

Unitil has implemented its Crisis Response Plan to address specific aspects of the coronavirus pandemic. The Crisis Response Plan guides emergency response, business continuity, and the precautionary measures being taken on behalf of employees and the public. Unitil has initiated extra precautions to protect employees who work in the field and for employees who continue to work in operations, distribution and corporate facilities. Unitil has implemented social distancing and work from home policies, where appropriate. Unitil continues to implement strong physical and cyber-security measures to ensure that its systems remain functional in order to serve both operational needs with a remote workforce and to help ensure uninterrupted service to customers.

Unitil has informed both customers and regulators that it will temporarily suspend disconnections and collections activities for non-payment.

Unitil recognizes that the coronavirus pandemic is a rapidly evolving situation that could lead to extended disruption of economic activity in local communities as well as in the financial markets. Unitil will continue to monitor developments affecting its operations, including its workforce and its customers, and will take additional precautions as needed in order to help mitigate the impacts of the coronavirus pandemic.

For additional information on Unitil’s coronavirus pandemic preparedness and other actions, please visit Unitil’s website (unitil.com). From time to time, Unitil may provide additional information to investors on Unitil’s website (unitil.com).

Item 8.01	Other Matters

Unitil is supplementing the risk factors described in Item 1A of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the following risk factor. This risk factor should be read in conjunction with the risk factors described in Unitil’s Annual Report on Form 10-K.

The novel coronavirus outbreak could adversely impact Unitil’s business, financial conditions, results of operations and cash flows.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally. The extent to which the coronavirus impacts Unitil’s financial condition, results of operations, and cash flows will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information which may emerge concerning the severity of the coronavirus, and the actions to contain the coronavirus or treat its impact, among others. In particular, the continued spread of the coronavirus could adversely impact Unitil’s business, including (i) by disrupting Unitil’s employees and contractors ability to provide ongoing services to Unitil, (ii) by reducing customer demand for electricity or natural gas, or (iii) by reducing the supply of electricity or natural gas, each of which could have an adverse impact on Unitil’s financial condition, results of operations, and cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Laurence M. Brock
Laurence M. Brock
Senior Vice President, Chief Financial Officer and Treasurer

Date:    March 26, 2020